THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$50,000	November 19, 2015
Los Angeles, CA

For value received, Blow & Drive Interlock Corporation, a Delaware corporation (the “Company”), promises to pay to Stuart David Petlak an Individual, or its assigns (the “Holder”) the principal sum of Fifty-Thousand Dollars ($50,000). The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Pacific Time, on November 19, 2017 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 4 hereof). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 6 hereof. Interest shall accrue on the outstanding principal amount beginning on August 7, 2015, at the rate of ten (10%) per annum, simple interest, and shall continue on the outstanding principal until paid in full. Interest due under this Note shall be paid by the Company quarterly, beginning with the quarter ended September 30, 2015 and shall continue until all principal and interest has been repaid under this Note.

1. HISTORY OF THE NOTE. This Note is being delivered to Holder pursuant to that certain Securities Purchase Agreement dated November 19, 2015.

2. PREPAYMENT .. The Company may at any time, upon thirty (30) days written notice (each a “Prepayment Notice”), prepay all or any part of the principal balance of this Note, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, prepaid to the date of such prepayment. Any Prepayment Notice must contain the amount of principal and interest to be prepaid by the Company. The end of the thirty-day period following a Prepayment Notice shall be referred to as a “Prepayment Date.” In the event that the Company sends a Prepayment Notice to Holder, Holder may elect prior to the Prepayment Date to convert into common stock of the Company pursuant to Section 3 hereof, all or part of the amount of principal and interest to be repaid under the Prepayment Notice instead of receiving such prepayment.

3. CONVERSION. The Holder of this Note is entitled, at its option and subject to the other terms set forth herein, at any time beginning on the date hereof, and in whole or in part, to convert the outstanding principal amount of this Note, or any portion of the principal amount hereof, and any accrued interest, into shares of the common stock of the Company. Any amounts the Holder elects to convert will be converted into common stock at the Conversion Price. The “Conversion Price” shall mean 70% multiplied by the Market Price (as defined herein) (representing a discount rate of 30%). “Market Price” means the average of the closing prices (“Closing Price”) for the last five (5) trading days prior to the Conversion Date. If the Company’s common stock is quoted over-the-counter, then the Closing Price will be as reported on the Over-the-Counter Bulletin Board (the “OTCBB”), OTCQB or applicable trading market as reported by a reliable reporting service (“Reporting Service”). If the Company’s common stock is not quoted over-the-counter then the Closing Price will be closing price where such security is listed or traded or, if no closing price of such security is available in any of the foregoing manners, the average of the closing prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. Any conversion shall be effectuated by giving a written notice (‘‘Notice of Conversion”) to the Company on the date of conversion, stating therein the amount of principal and accrued interest due to Holder under this Note being converted.

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Notwithstanding the foregoing, the Holder may not convert any outstanding amounts due under this Note if at the time of such conversion the amount of common stock issued for the conversion, when added to other shares of Company common stock owned by the Holder or which can be acquired by Holder upon exercise or conversion of any other instrument, would cause the Holder to own more than nine and nine-tenths percent (9.9%) of the Company’s outstanding common stock. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from Holder to the Company.

4. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a) The non-payment, when due, of any principal or interest pursuant to this Note;

(b) The material breach of any representation or warranty in this Note. In the event the Holder becomes aware of a breach of this Section 4(b), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have thirty (30) business days after notice to cure such breach;

(c) The breach of any covenant or undertaking, not otherwise provided for in this Section 4;

(d) The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

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(e) The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

5. TRANSFERABILITY. This Note shall not be transferred, pledged, hypothecated, or assigned by the Holder without the express written consent of the Company, which consent will not be unreasonably withheld.

6. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	Blow & Drive Interlock Corporation 1080
La Cienega Boulevard
Suite 304
Los Angeles, California 90035
Attn. Laurence Wainer
Facsimile LJ

with a copy to:	Law Offices of Craig V. Butler
300 Spectrum Center Dr., Suite 300
Irvine, CA 92618
Attn: Craig V. Butler, Esq.
Facsimile No.: (949) 209-2545

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If to Holder:	David Stuart Petlak
1152 Beverwil
LA CA 90035
Facsimile No (424) 362-4990

or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other Party hereto.

7. GOVERNING LAW; VENUE. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, and to be performed entirely within the State of California. The parties agree that any action brought to enforce the terms of this Note will be brought in the appropriate federal or state court having jurisdiction over Los Angeles County, California.

8. CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

9. MODIFICATION; WAIVER. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

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IN WITNESS WHEREOF, Company has executed this Convertible Promissory Note as of the date first written above.

“Company”

Blow & Drive Interlock Corporation,
a Delaware corporation

By:	Laurence Wainer
Its:	Chief Executive Officer

Acknowledged:

“Holder”

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